PURCHASE AND SALE AGREEMENT

BETWEEN

Mr. John R. Stearns & Mr. John R. Stearns, Jr.

(the “Sellers”)

and

Doral Energy Corp

(the “Buyer”)

June 14, 2010

ii

Exhibits

Exhibit “A”	The Leases
Exhibit “B”	The Wells
Exhibit “C”	The Equipment
Exhibit “D”	Contracts
Exhibit “E”	Form of Assignment
Exhibit “F”	1445 Certificate
Exhibit “G”	Buyer’s Closing Certificate
Exhibit “H”	Sellers’ Closing Certificate
Exhibit “I”	Transition Services Agreement

Schedule 2.5	Allocated Values
Schedule 3.1(j)	Contractual Defaults
Schedule 3.1(l)	Commitments
Schedule 3.1(m)	Imbalances
Schedule 3.1(n)	Preferential Rights and Consents

PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this “Agreement”), dated June 14, 2010, is entered into by and between Mr. John R. Stearns, an individual, and Mr. John R Stearns, Jr. (collectively, the “Sellers” and “Seller” being any one of the Sellers) and Doral Energy Corp, a Nevada Corporation (the “Buyer”). Each of Buyer and Sellers are sometimes referred to herein individually as a “Party,” and they are sometimes collectively referred to herein as the “Parties.”

AGREEMENT

     In consideration of the premises, the mutual promises contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

ARTICLE I. PURCHASE AND SALE

     Section 1.1 Purchase and Sale. Sellers agrees to sell to Buyer, and Buyer agrees to purchase from Sellers, the Properties (as hereinafter defined) as of 7:00 a.m. local time at the location of the Properties on June 1, 2010 (the “Effective Time”), subject to the terms hereof.

     Section 1.2 The Properties. As used herein, “Properties” means Sellers’ right, title, and interest in and to the properties described in (a) through (g) below:

     (a) Sellers’ right, title and interest in and to oil and gas leases, fee minerals, royalty, overriding royalty and other oil and gas interests covering lands located in both Chaves and Roosevelt Counties, New Mexico, including, without limitation, the oil and gas leases described on Exhibit “A” (the “Leases”), including all rights and interests in any unit or pooled area in which the Leases are included, including, to the extent arising from or associated with the Leases, all rights derived from any unitization, pooling, operating, communitization or other agreement;

     (b) The oil and gas wells located on the Leases or lands pooled therewith, including, without limitation, the wells identified on Exhibit “B” attached hereto (collectively, the “Wells”);

     (c) All crude oil, natural gas, casinghead gas, condensate, sulfur, natural gas liquids, products, and other liquid or gaseous hydrocarbons, and other minerals of every kind and character which may be produced from or allocable to the Properties (collectively, “Hydrocarbons”) with respect to all periods on or after the Effective Time, together with all proceeds from or of such Hydrocarbons, and the Inventory Hydrocarbons, as defined below;

     (d) All equipment, fixtures, facilities, improvements and other property used, or held for use, in exploring, developing, operating, producing maintaining or repairing the Leases or lands pooled therewith, including, without limitation, all equipment, tank batteries, pump jacks, gathering systems, pipelines, processing systems, plants, compressors, meters, injection wells, disposal wells, vehicles, pipe, inventory, machinery, spare parts, and tools (collectively, the “Equipment”), including, without limitation, the equipment described in Exhibit “C” attached hereto;

     (e) All easements, rights-of-way, surface leases, licenses, permits, servitudes, approvals, consents, certificates and other similar interests applicable to or used in operating the Wells, the Leases, or the Equipment (the “Permits”);

     (f) All valid and existing agreements, contracts and contractual rights and interests of every kind and nature relating to the Wells, the Leases or lands pooled therewith, or any other right or property described in Sections (a) through (e) above, including all unit agreements, farmout agreements, farmin agreements, salt water handling agreements, operating agreements, and Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, and processing agreements, including, without limitation, the leases and other contracts and agreements described in Exhibit “D” (the “Contracts”);

     (g) Sellers’ files and records relating to the Properties described in Sections (a) through (f) above, including, without limitation (i) lease, division order, contract, and land files, abstracts and title opinions; (ii) operations, maintenance, production, environmental and engineering records; (iii) logs, facility and well records; and (iv) accounting files, well payout files, and lease operating statements (collectively, the “Records”); provided, however, that the Records shall not include the general corporate files and records of Sellers, any files and records which are subject to confidentiality obligations owed to third parties (provided that Sellers will, at Buyer’s request, at no cost or expense to Sellers, request waivers of such confidentiality restrictions), or files and records, other than title opinions, that are subject to attorney-client privilege.

ARTICLE II. CONSIDERATION

     Section 2.1 Purchase Price. The purchase price for the Properties to be paid by Buyer to Sellers at Closing shall be One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00) (the “Base Purchase Price”), subject to adjustment as provided herein. The Base Purchase Price, as adjusted pursuant to Section 2.3, is herein called the “Adjusted Purchase Price.”

     Section 2.2 Payment Method.

     (a) Contemporaneously with the execution of this Agreement, Buyer and Sellers shall execute an escrow agreement (the “Escrow Agreement”), in form and substance reasonably acceptable to the Parties, with the law firm of Vincent & Rees of 175 East 400 South, Suite 1000, Salt Lake City, Utah (the “Escrow Agent”). On or before June 17, 2010, Buyer shall pay into the escrow account established with the Escrow Agent pursuant to the Escrow Agreement a performance deposit in the amount of Twenty Five Thousand Dollars ($25,000) (the “Deposit”). The fees and expenses associated with the escrow account shall be borne 50% by Buyer and 50% by Sellers. At Closing, the Deposit, together with earnings thereon, shall be applied to the Adjusted Purchase Price. The Sellers shall not hold any legal or equitable interest in the Deposit until the Deposit is delivered by the Escrow Agent as provided in this Agreement and in the Escrow Agreement.

     (b) At Closing, Buyer shall pay the Adjusted Purchase Price, less the Deposit (together with earnings thereon), by wire transfer of immediately available funds to the account or accounts designated by Sellers in writing (which account designation shall be delivered to Buyer at least two (2) business days prior to Closing).

     Section 2.3 Adjustments to Base Purchase Price. The Base Purchase Price shall be adjusted at Closing and upon Final Settlement (as hereinafter defined) as follows:

     (a) The Base Purchase Price shall be adjusted upward by the sum of the following (without duplication) (collectively, the “Sellers’ Credits”):

               (i) The value of all merchantable oil and condensate produced from and attributable to the Properties prior to the Effective Time which has not been sold or taken by Sellers for its own account and is in storage at the Leases on the Closing Date (the “Inventory Hydrocarbons”), net of royalties and other burdens thereon, and less severance and production taxes, transportation expenses, and other fees deducted by the purchaser of such Hydrocarbons;

               (ii) All operating and capital expenditures paid by Sellers which are attributable, in accordance with generally accepted accounting principles, consistently applied (“GAAP”), to the operation of the Properties after the Effective Time; and

               (iii) An amount equal to any upward adjustment provided elsewhere in this Agreement or agreed between Sellers and Buyer in writing prior to or at Closing.

     (b) The Base Purchase Price shall be adjusted downward by the sum of the following (without duplication) (collectively, the “Buyer’s Credits”):

               (i) Amounts received by Sellers prior to Closing from the sale of Hydrocarbons produced and sold after the Effective Time which are attributable to the Properties;

               (ii) All operating and capital expenditures paid by Buyer which are attributable, in accordance with GAAP, to the operation of the Properties prior to the Effective Time;

               (iii) Sellers’ share of the amount of all ad valorem, property, and similar taxes and assessments (but not including income or franchise taxes) with respect to the Properties for the 2010 tax year which are unpaid as of the Closing Date, to the extent attributable to periods prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax assessment period in question; otherwise, the amount of the adjustment under this paragraph shall be estimated based upon such taxes assessed against the applicable portion of the Properties for the immediately preceding tax assessment period just ended;

               (iv) An amount equal to the sum of any downward adjustments to the Base Purchase Price for Title Defects and Casualty Loss; and

               (v) An amount equal to any other downward adjustment as provided elsewhere in this Agreement or agreed between Sellers and Buyer in writing prior to or at Closing.

     Section 2.4 Sellers’ Preliminary and Final Settlement Statements. At least three (3) business days prior to Closing, Sellers shall furnish Buyer a statement (“Preliminary Settlement Statement”) reflecting Sellers good faith estimate of the amount of Sellers’ Credits and Buyer’s Credits (in each case, accompanied by the calculation of same in reasonable detail). The Adjusted Purchase Price payable at Closing shall be the estimated Adjusted Purchase Price set forth in the Preliminary Settlement Statement, subject to being finally adjusted after the Closing as hereinafter provided. Within ninety (90) days after Closing, Sellers shall provide to Buyer an accounting (the “Final Settlement Statement”) of Sellers final calculation of the actual amounts of Sellers’ Credits and Buyer’s Credits for the adjustments to the Base Purchase Price as set out in Section 2.3. Buyer shall have the right for a period of thirty (30) days after receipt of the Final Settlement Statement (the “Exception Period”) to review and object to Sellers determinations set forth in the Final Settlement Statement. If Buyer does not object to such Final Settlement Statement in writing to Sellers before the end of the Exception Period, the Final Settlement Statement shall become final and binding upon Sellers and Buyer. Not later than the close of business on the third business day after the resolution of any timely objection by Buyer to the Final Settlement Statement, Buyer shall pay to Sellers the amount, if any, by which the final Adjusted Purchase Price exceeds the estimated Adjusted Purchase Price paid at Closing, or Sellers shall pay to Buyer the amount, if any, by which the estimated Adjusted Purchase Price paid at Closing exceeds the final Adjusted Purchase Price (the payment due in accordance with this sentence is the “Final Settlement”). Payment of the Final Settlement shall be made by wire transfer of immediately available funds to an account specified by Sellers or Buyer, as the case may be.

     Section 2.5 Allocation of Purchase Price. Buyer and Sellers have agreed upon an allocation of the Base Purchase Price among individual Properties (each an “Allocated Value”) as set forth in Schedule 2.5. The Allocated Values shall be used (a) to notify holders of preferential rights, if any, of Buyer’s offer, (b) as a basis for adjustments to the Base Purchase Price for defect and casualty loss adjustments and (c) as otherwise provided in this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

     Section 3.1 Sellers’ Representations and Warranties. By their execution of this Agreement, Sellers jointly and severally represent and warrant to Buyer that the following statements are true and accurate at and as of the date of Sellers execution of this Agreement and as of the Closing Date, except as otherwise expressly provided herein:

     (a) Authority. Sellers have all the requisite power and authority to enter into and perform this Agreement.

     (b) Authorization. This Agreement and all other transaction documents it is to execute and deliver at Closing (a) have been duly executed by Seller’s (b) constitute the valid and legally binding obligation of Sellers, and (c) are enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, and other similar laws of general application with respect to creditors and the power of a court to deny enforcement of remedies generally based upon public policy; and

     (c) No Violation of Contractual Restrictions. The execution, delivery, and performance of this Agreement does not conflict with or violate any agreement or instrument to which Sellers’ are a party or by which it is bound.

     (d) No Violation of Other Legal Restrictions. The execution, delivery, and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree, or order to which Sellers are subject or by which the Properties are bound.

     (e) No Restraining Litigation. There is no action, suit, arbitration, or proceeding by any person, entity, administrative agency, or governmental body pending or, to Sellers knowledge, threatened, against it before any court, arbitrator or governmental agency that seeks damages in connection with, or seeks to restrain, enjoin, impair, or prohibit the consummation of all or part of the transactions contemplated hereunder.

     (f) Bankruptcy. There are no bankruptcy or receivership proceedings pending, or to Sellers’ knowledge, threatened against it.

     (g) Broker’s Fees. Sellers are solely responsible for any Brokers’ Fee associated with this Agreement.

     (h) Compliance with Laws. To the knowledge of Sellers, the Properties are in compliance with all applicable laws, except for such non-compliance as would not, individually or in the aggregate, have a material adverse effect on the ownership, operation or value of the Properties.

     (i) Litigation. There is no litigation, action or proceeding pending to which Sellers’ are a party which relates to the Properties; and to Sellers knowledge, there is no litigation, action or proceeding threatened against Sellers, which, if determined adversely to Sellers, would have a material adverse effect on the ownership, operation or value of the Properties.

     (j) Contract Obligations. To Sellers knowledge, Exhibit C identifies all material contracts relating to the Properties. Except as set forth in Schedule 3.1(j), Sellers are not, nor to Sellers knowledge is any third party, in default in any material respect under any Contract relating to the Properties.

     (k) Rights to Production. To Sellers knowledge, no person has any call upon, option to purchase, or similar rights with respect to any portion of the production of Hydrocarbons from the Properties from and after the Effective Time.

     (l) Commitments. Except as set forth on Schedule 3.1(l), there are no commitments to make capital expenditures with respect to any of the Properties which will individually require expenditures after the Effective Time in excess of $25,000.00, net to Sellers’ interest. There are no contractual obligations of Sellers that require the drilling of additional Wells or other material development operations in order to earn or, excluding the operation of Pugh clauses in the Leases, to continue to hold, all or any portion of the Properties.

     (m) Gas or Pipeline Imbalances. To Sellers knowledge, except as set forth on Schedule 3.1(m), as of the Effective Time, there are no wellhead, pipeline or plant imbalances attributable to any of the Properties.

     (n) Preferential Rights and Third Party Consents to Assignment. Except as disclosed on Schedule 3.1(n), there are no preferential rights applicable to the transactions contemplated herein. Except as disclosed on Schedule 3.1(o), and except for governmental consents customarily obtained post-Closing, there are no third party consents required in connection with the transactions contemplated herein.

     (o) Sales of Hydrocarbons. Sellers do not have any outstanding obligations to deliver natural gas, natural gas liquids or other Hydrocarbons produced from or attributable to the Properties in the future, without then or thereafter being entitled to receive full value therefor, on account of prepayments, advance payments, take or pay or similar obligations.

     (p) Payment of Royalties. All rentals, royalties, shut-in royalties, overriding royalties, and other payments due pursuant to or with respect to the Leases have been properly and timely paid.

     (q) Condemnation. To Sellers knowledge, there is no pending actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

     (r) Receipt of Payments for Production. Sellers are receiving its Net Revenue Interest share, as shown on Exhibit A, of proceeds from the sale of Hydrocarbons produced from the Properties, without suspense, counterclaim or set-off.

     (s) Taxes and Assessments. With respect to all taxes relating to the Properties (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) required to be filed by Sellers have been timely filed with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and (c) all Taxes owed by Sellers with respect to the Properties have been paid. There are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes related to the Properties; there are no administrative proceedings or lawsuits that are pending or, to Sellers knowledge, threatened, against the Properties or against Sellers with respect to the Properties by any taxing authority; and there are no tax liens on any of the Properties, except for liens for taxes not yet due. None of the Properties are subject to tax partnership reporting requirements under applicable provisions of the Internal Revenue Code.

     (t) Governmental Authorizations. Except as would not, individually or in the aggregate, have a material adverse effect on the ownership, operation or value of the Properties, (i) Sellers have obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, and privileges (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Properties as currently owned and operated, (ii) each of the Properties has been operated in accordance with the conditions and provisions of such Governmental Authorizations in all material respects, and (iii) no written notices of violation have been received by Sellers, and no proceedings are pending or threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action by Sellers.

     (u) Environmental. Sellers have notified Buyer of all violations of Environmental Laws, Environmental Liabilities and other adverse environmental conditions to which Sellers are aware of with respect to the Properties (an “Environmental Issue”) and has provided Buyer with all material communications received by Sellers from, and sent by Sellers to, any federal, state or other governmental or administrative authorities in respect of such Environmental Issues, and Buyer acknowledges receipt of such communications.

     (i) As used herein, “Environmental Laws” shall mean all applicable federal, state and local laws, statutes, rules, codes, ordinances, regulations, certificates, judgments, decrees, injunctions, writs, orders, directives, interpretations, licenses, permits and other authorizations of any governmental authority dealing with the protection of the environment, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, the Federal Water Pollution Control Act, as amended by the Clean Water Act, and any state laws implementing or substantially equivalent to the foregoing laws, in each case as the same may be amended from time to time.

     (ii) As used herein, “Environmental Liabilities” shall mean any and all liabilities, responsibilities, claims, suits, damages, costs (including remedial, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (a) pursuant to any agreement, order, consent decree, injunction, judgment or similar documents (including settlements) arising out of any Environmental Laws, or (b) pursuant to any claim by a governmental authority or other person for personal injury, property damage, damage to natural resources, remediation or payment or reimbursement of remediation costs incurred or expended by a governmental authority or person arising under any Environmental Laws.

     (v) Hedges. Sellers have not entered into any hedge contracts, futures contracts, swap contracts, option contracts, or similar derivatives contracts with respect to the Properties which will be binding thereon after Closing.

     (w) Wells and Equipment. To Sellers knowledge, all currently producing Wells and all related Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

     Section 3.2 Buyer’s Representations and Warranties. By its execution of this Agreement, Buyer represents and warrants to Sellers that the following statements are true and accurate, at and as of the date of Buyer’s execution of this Agreement and as of the Closing Date.

     (a) Authority. Buyer is duly organized and in good standing under the laws of its state of formation, Buyer is, or prior to Closing Buyer will be, duly qualified to carry on its business in the State of New Mexico, and Buyer has all the requisite power and authority to enter into and perform this Agreement.

     (b) Authorization.

               (i) This Agreement and all other transaction documents Buyer is to execute and deliver at Closing (a) have been duly executed by Buyer or its authorized representatives, (b) constitute the valid and legally binding obligation of such Party, and (c) are enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws of general application with respect to creditors, general principles of equity, and the power of a court to deny enforcement of remedies generally based upon public policy; and

               (ii) Buyer has taken all necessary actions pursuant to its governing documents to fully authorize (a) the execution and delivery of this Agreement and any transaction documents related to this Agreement, and (b) the consummation of the transactions contemplated by this Agreement.

     (c) No Violation of Contractual Restrictions. The execution, delivery, and performance of this Agreement by Buyer does not conflict with or violate any agreement or instrument to which it is a party or by which it is bound.

     (d) No Violation of Other Legal Restrictions. The execution, delivery, and performance of this Agreement by Buyer does not violate any law, rule, regulation, ordinance, judgment, decree, or order to which Buyer is subject.

     (e) No Restraining Litigation. There is no action, suit, arbitration, or proceeding by any person, entity, administrative agency, or governmental body pending or, to Buyer’s knowledge, threatened, against it before any court, arbitrator or governmental agency that seeks damages in connection with, or seeks to restrain, enjoin, impair, or prohibit the consummation of all or part of the transactions contemplated hereunder.

     (f) Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or to Buyer’s knowledge, threatened against it.

     (g) Broker’s Fees. Buyer has not incurred any obligation for brokers’, finders’, or similar fees for which Sellers will be liable or responsible in any way.

     (h) Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business and the business of owning and operating oil and gas properties. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied on (i) its own independent due diligence investigation of the Properties, and (ii) its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Properties, and the value thereof.

     (i) No Investment Company. Buyer is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or subject in any respect to the provisions of that Act.

     Section 3.3 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE IV. WARRANTIES AND DISCLAIMERS

     Section 4.1 Title; Condition and Fitness of the Properties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ASSIGNMENT, SELLERS WILL CONVEY TO BUYER THE PROPERTIES WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING, WITHOUT LIMITATION, WARRANTIES RELATING TO (i) TITLE, (ii) THE CONDITION OF THE PROPERTIES, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE PROPERTIES, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE PROPERTIES FOR A PARTICULAR PURPOSE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (vi) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE ADJUSTED PURCHASE PRICE, (vii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN; (viii) ANY IMPLIED WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (ix) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (x) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ANY ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, AND (xi) ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF VALUE. EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE ASSIGNMENT, BUYER WILL ACCEPT THE PROPERTIES “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO (a) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER, OR ATTRIBUTABLE TO THE PROPERTIES, (b) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR (c) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF.

     Section 4.2 Information About the Properties. EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE ASSIGNMENT, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTIES OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE ASSIGNMENT, ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY SELLERS ARE PROVIDED TO BUYER AS A CONVENIENCE TO BUYER AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

     Section 4.3 NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER PROPERTY. SOME OR ALL OF THE EQUIPMENT, MATERIALS, AND PROPERTY SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS, AND OTHER PROPERTY BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES AND OTHER APPLICABLE REGULATIONS WHEN HANDLING THIS EQUIPMENT AND OTHER PROPERTY.

     Section 4.4 Subrogation of Warranties. To the extent transferable, Sellers shall grant to Buyer, its successors and assigns, full power and right of substitution and subrogation in and to all covenants, indemnities and warranties (including warranties of title) given or made by preceding owners, vendors, or others with respect to the Properties.

ARTICLE V. DUE DILIGENCE REVIEW OF THE PROPERTIES

     Section 5.1 Title Due Diligence Examination.

     (a) From the date of this Agreement until 5:00 p.m. (local time in Midland, Texas) on the date that is 90 days after the Closing Date (the “Examination Period”), Sellers shall afford to Buyer and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of Sellers, including the right to make copies of such books and records, in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Title Defects (as below defined) exist (“Buyer’s Title Review”). Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as same may now be in existence and in the possession of Sellers, excluding, however, any information that Sellers are prohibited from disclosing by third-party confidentiality restrictions; provided, however, that, at Buyer’s request, Sellers shall request waivers of such confidentiality restrictions. The cost and expense of Buyer’s Title Review, if any, shall be borne solely by Buyer.

     (b) If Buyer discovers any Title Defect affecting any of the Properties, Buyer shall notify Sellers prior to the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest or Working Interest), (iv) identify the specific Property or Properties affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer in good faith. Any matters that may otherwise constitute Title Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing (excluding, however, breaches of Sellers special warranty of title), shall be deemed to have been waived by Buyer for all purposes. Upon the receipt of such effective Title Defect Notice from Buyer, Sellers shall have the option, but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing. The cost of such cure or attempted cure of such Title Defect shall be borne by Sellers.

     (c) Subject to Section 5.1(d), with respect to each Title Defect described in a Title Defect Notice received prior to Closing that is not cured on or before the Closing Date, the Base Purchase Price shall be reduced by the amount by which the value of the affected Property is impaired as a result of the existence of such Title Defect (the “Title Defect Amount”). Subject to Section 5.1(d), with respect to each Title Defect described in a Title Defect Notice received after Closing, Sellers shall pay to Buyer the Title Defect Amount in respect of such Title Defect. The Title Defect Amount shall be determined as follows:

               (i) If such Title Defect is in the nature of Sellers’ Net Revenue Interest in the Properties being less than the Net Revenue Interest set forth on Exhibit “B” and the Working Interest remains the same, then Buyer and Sellers agree that the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of the affected Property multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

               (ii) If such Title Defect is in the nature of a lien, then Sellers and Buyer agree that the Title Defect Amount shall be equal to the amount required to fully discharge such lien.

               (iii) If the Title Defect results from any matter not described in Section 5.1(c)(i) or Section 5.1(c)(ii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the affected Property as impaired by such Title Defect and the value of such Property without such Title Defect (taking into account the Allocated Value of the Property).

     (d) Notwithstanding any provision hereof to the contrary, no adjustment for Title Defects shall be made unless the aggregate Title Defect Values attributable to all uncured Title Defects timely asserted by Buyer exceeds $100,000, it being understood that such amount is a threshold, rather than a deductible.

     (e) As used in this Section 5.1, “Defensible Title” means such title to the Properties by Sellers that (i) entitles Sellers to receive not less than the percentage set forth in Exhibit “A” as Sellers’ “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from the Properties; (ii) obligates Sellers to bear not greater than the percentage set forth in Exhibit “A” as Sellers’ “Working Interest” of the costs and expenses relating to the maintenance, development and operation of the Properties; and (iii) is free and clear of all liens, claims and encumbrances, except Permitted Encumbrances.

    (f) As used in this Section 5.1, “Permitted Encumbrances” means:

               (i) liens for taxes which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

               (ii) normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Properties, which obligations are not yet due and pursuant to which Sellers are not in default;

               (iii) mechanic’s and materialman’s liens relating to the Properties, which obligations are not yet due and pursuant to which Sellers are not in default;

               (iv) preferential rights to purchase the Properties that have expired or been waived prior to Closing, and required consents to the transfer of the Properties, provided that such required consents are obtained prior to Closing (other than the consent of any governmental authority customarily obtained post-Closing);

               (v) liens created or arising by operation of law to secure obligations as a purchaser of oil and gas in respect of obligations that are not past-due;

               (vi) valid and subsisting laws applicable to the Properties; and

               (vii) minor defects and irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not materially affect the value of any Property encumbered thereby or materially impair the ability of the obligor to use any such property in its operations; provided the effect thereof does not operate to reduce the net revenue interest of Sellers below the net revenue interest set forth in Exhibit “A” or increase the working interest of Sellers above the working interest set forth in Exhibit “A” (unless there is a corresponding increase in the net revenue interest for such well or unit).

     (g) “Title Defect” shall mean any particular defect in or failure of Sellers’ ownership of any Property or Properties: (i) that causes Sellers to not have Defensible Title to such Property or Properties, (ii) regarding which a Title Defect Notice has been timely and otherwise validly delivered and (iii) that has attributable thereto a Title Defect Amount in excess of $10,000. Notwithstanding any other provision in this Agreement to the contrary, defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription, shall not constitute, and shall not be asserted as, Title Defects.

     (h) The term “Title Benefit” shall mean (i) Sellers’ Net Revenue Interest in any Property is greater than the Net Revenue Interest with respect to such Property set forth in Exhibit “B”, or (ii) Sellers’ Working Interest in any Property is less than the Working Interest set forth in Exhibit “B” for such Property without a proportionate decrease in Sellers’ Net Revenue Interest in such Property. If prior to expiration of the Examination Period Buyer identifies a Title Benefit affecting the Properties, Buyer shall promptly notify Sellers of such Title Benefit. Subject to the limitations set out below, Sellers shall be entitled to an upward adjustment to the Base Purchase Price with respect to all Title Benefits of which Sellers provides Buyer notice (a “Title Benefit Notice”) in writing prior to the expiration of the Examination Period. If the Title Benefit is in the nature of Sellers’ Net Revenue Interest in a Property being greater than the Net Revenue Interest set forth on Exhibit “B” and the Working Interest remains the same, then Buyer and Sellers agree that, subject to the limitation set out below, the Base Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the Allocated Value for the relevant Property multiplied by a fraction, the numerator of which is the amount of the increase in such Net Revenue Interest as a result of such Title Benefit and the denominator of which is the Net Revenue Interest specified for such Property on Exhibit “B”. As to other Title Benefits, the Title Benefit Amount shall be determined in accordance with the criteria set forth in the definition of “Title Defect Amount.” No adjustment shall be made with respect to any Title Benefit unless the Title Benefit Amount attributable thereto exceeds $10,000. Title Benefit Amounts shall be offset first against Title Defect Amounts, and no adjustment to the Purchase Price with respect to Title Benefits shall be made unless, and then only to the extent that, after offsets against Title Defect Amounts, the aggregate value of Title Benefit Amounts exceeds $100,000.

      (i) In the event the Parties do not agree on whether a Title Defect exists, whether a Title Defect has been cured, or the Title Defect Amount attributable thereto, then, at Buyer’s election, either (i) if Closing has not yet occurred, the affected Property shall be excluded from this Agreement and from the Properties delivered at Closing, and the Base Purchase Price shall be reduced by the Allocated Value thereof; (ii) if Closing has occurred, Buyer shall, at cost of Sellers, convey the affected Party back to Sellers and Sellers shall pay to Buyer the Allocated Value thereof or (iii) the Dispute shall be referred to the Independent Expert for determination pursuant to Section 13.3. In the event the Dispute is referred to the Independent Expert for determination and Closing has not yet occurred, (i) the affected Properties shall be excluded from the Properties delivered at Closing, (ii) Sellers shall execute and deliver to the Escrow Agent an assignment of the affected Properties to Buyer, (iii) the Adjusted Purchase Price delivered at Closing shall be reduced by the Allocated Values of the affected Properties, and Buyer shall deposit an amount equal to the Allocated Values of the affected Properties with the Escrow Agent at Closing, and (iv) the amounts and assignments so held in escrow shall be disbursed in accordance with the determination of the Independent Expert. In the event the Dispute is referred to the Independent Expert for determination and Closing has occurred, (i) Buyer shall execute and deliver to the Escrow Agent an assignment of the affected Properties to Sellers, (ii) Sellers shall deposit an amount equal to the Allocated Values of the affected Properties with the Escrow Agent, and (iii) the amounts and assignments so held in escrow shall be disbursed in accordance with the determination of the Independent Expert.

     Section 5.2 Buyer Indemnification. Buyer hereby RELEASES and INDEMNIFIES and SHALL DEFEND AND HOLD HARMLESS Sellers and its employees, agents, representatives, contractors, successors, and assigns from and against any and all Claims (hereinafter defined) arising from Buyer’s inspection of the Properties under this Article V, including Claims for personal injuries to or death of any person or damage to the property of any person, except for injuries, death or damage to Property caused by the gross negligence or willful misconduct of Sellers or its employees, agents, representatives, contractors, or consultants.

     Section 5.3 Casualty Loss. If, subsequent to the date of this Agreement and prior to the Closing, all or any portion of the Properties are destroyed by fire or other casualty or are taken in condemnation or under the right of eminent domain (collectively, “Casualty Loss”) or proceedings for such purposes are pending or threatened, the Base Purchase Price shall be adjusted by the amount by which the value of the Properties has been diminished as a result of such Casualty Loss, provided that, in no case shall the Base Purchase Price be reduced by more than a total $50,000 in respect of all Casualty Losses. Sellers shall retain all sums paid to Sellers by third parties by reason of the destruction or taking of such Properties, and shall retain all of the right, title and interest of Sellers in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Properties. If the Parties are unable to agree upon the amount by which the value of the affected Property has been diminished as a result of the Casualty Loss, then the affected Property shall be excluded from the Properties delivered at Closing, and the Base Purchase Price shall be adjusted downward by the Allocated Value thereof. Notwithstanding any provision hereof to the contrary, no adjustment for Casualty Losses shall be made unless the aggregate of all Casualty Losses exceeds $50,000, it being understood that such amount is a threshold, rather than a deductible.

     Section 5.4 Consents; Preferential Rights; Consents. As soon as practicable after execution of this Agreement, Sellers shall send requests to the holders of required consents to assignment for their consent to assignment of the affected Properties to Buyer. The form and content of all solicitations for such consents shall be agreed upon by Buyer and Sellers and shall not be inconsistent with any of the terms of this Agreement. Buyer agrees to furnish such information as may be reasonably requested, and to otherwise reasonably cooperate with Sellers, in connection with efforts to contain such consents. In the event a required consent is not obtained prior to Closing, the affected Property will be excluded from the Properties delivered at Closing and will not be sold to Buyer, and the Base Purchase Price will be adjusted downward by the Allocated Value of the affected Property.

     (b) Preferential Rights. Promptly after execution of this Agreement, Sellers shall use the Allocated Values set forth on Schedule 2.5 to provide notice to each holder of a preferential right to purchase all or any portion of the Properties (a “Preferential Right”). If a third party gives valid notice of its exercise of a Preferential Right to purchase any of the Properties, the affected Property will be excluded from the Properties delivered at Closing and will not be sold to Buyer, and the Base Purchase Price will be adjusted downward by the Allocated Value of the affected Property.

ARTICLE VI. CONDITIONS PRECEDENT TO CLOSING

     Section 6.1 Conditions Precedent to Sellers’ Obligation to Close. Sellers shall be obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived in writing by Sellers:

     (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of Closing as though such representations and warranties were made at and as of such time and Sellers shall have received a certificate signed by Buyer to such effect;

     (b) Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing and Sellers shall have received a certificate signed by Buyer to such effect;

     (c) No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the Parties hereto or any of their affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages in connection with the transactions contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement;

     (d) All Preferential Rights shall have been exercised, been waived, or expired; and

     (e) The aggregate sum of downward adjustments to the Purchase Price for Title Defects and Casualty Losses, and for exclusion of Properties due to the exercise of Preferential Rights or failure to obtain required consents shall not exceed fifteen percent (15%) of the Base Purchase Price.

     Section 6.2 Conditions Precedent to Buyer’s Obligation to Close. Buyer shall be obligated to consummate the purchase of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived in writing by Buyer:

     (a) All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of Closing as though such representations and warranties were made at and as of such time and Buyer will have received a certificate signed by Sellers to such effect; provided, however, that any representations or warranties that, by their express terms, are required to be true and correct only as of Closing shall be true and correct only as of Closing;

     (b) Sellers shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Sellers on or prior to the Closing and Buyer will have received a certificate signed by Sellers to such effect;

     (c) No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the Parties hereto or any of their affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages in connection with the transactions contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement;

     (d) All Preferential Rights shall have been exercised, been waived, or expired;

     (e) The aggregate sum of downward adjustments to the Purchase Price for Title Defects and Casualty Losses, and for exclusion of Properties due to the exercise of Preferential Rights or failure to obtain required consents shall not exceed fifteen percent (15%) of the Base Purchase Price; and

     (f) No adverse material change in the Properties, or Sellers’ interest therein, shall have occurred between May 18, 2010 and the Closing Date.

     (g) At or before Closing, Sellers shall have delivered a full and complete release of the liens and security interests encumbering the Properties, if any, including, without limitation, liens and security interests as well as all mechanics’ and materialmen’s liens and other liens encumbering the Properties, such releases, in each case, to be reasonably acceptable to Buyer.

   Section 6.3 Termination of Agreement.

     (a) This Agreement and the transactions contemplated hereby may be terminated in the following instances:

               (i) By Sellers if any of the conditions set forth in Section 6.1 are not satisfied in all material respects or waived as of the Closing Date;

               (ii) By Buyer if any of the conditions set forth in Section 6.2 are not satisfied in all material respects or waived as of the Closing Date; or

               (iii) At any time by the mutual written agreement of Buyer and Sellers.

     (b) If Sellers terminate this Agreement in accordance with Section 6.3(a)(i) due to Buyer’s material breach of its representations, warranties or covenants herein, Sellers shall receive the Deposit, together with all earnings thereon, as liquidated damages, not as penalty, as its sole and exclusive remedy. If this Agreement is terminated for any other reason, then the Deposit, together with all earnings thereon, shall be returned to Buyer. If Sellers terminate this Agreement for any reason other than as specified in the first sentence of this paragraph, Buyer may seek such damages and other relief, including specific performance, as may be available at law or in equity. If Buyer terminates this Agreement for any reason, Buyer shall not be entitled to seek damages other than return of the Deposit and any earnings thereon.

     (c) Buyer terminates this Agreement in accordance with Section 6.3(a)(ii) due to Sellers’ breach of its representations and warranties or covenants hereunder, then, in addition to the return of the Deposit, Buyer may seek such damages and other relief, including specific performance, as may be available at law or equity.

ARTICLE VII. CLOSING AND POST-CLOSING OBLIGATIONS

     Section 7.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. on June 30, 2010 at the offices of Simplex Energy Solutions, Midland, Texas. The date on which Closing actually occurs is referred to herein as the “Closing Date.” If Closing does not occur on or before June 30, 2010, this Agreement shall automatically terminate; provided, however, that Buyer shall have the right, but not the obligation, at its sole discretion, upon written notice delivered to Sellers on or before June 30, 2010, to extend the Closing by thirty (30) days. If Buyer exercises its right to extend the Closing, then the Deposit shall be increased to $50,000.00 (Fifty Thousand Dollars), and contemporaneously with such election, Buyer shall deposit an additional $25,000.00 (Twenty Five Thousand Dollars) into the Escrow Account, which amount shall be deemed included in the Deposit for all purposes.

     Section 7.2 Closing. At Closing, the following events shall occur and the Parties shall execute, acknowledge (if necessary) and exchange, as applicable, the items set forth below. All events of Closing shall be deemed to have occurred simultaneously with the others, regardless of when actually occurring, and each is a condition precedent to the other.

     (a) Buyer shall deliver the Adjusted Purchase Price, less the Deposit (together with earnings thereon), to Sellers by wire transfer in immediately available funds to the account(s) designated by Sellers;

     (b) Buyer and Sellers shall direct Escrow Agent to deliver the Deposit (together with earnings thereon) to Sellers;

(c) Buyer and Sellers shall execute the Preliminary Settlement Statement;

     (d) Sellers shall execute, acknowledge, and deliver to Buyer, and Buyer shall accept, an Assignment and Bill of Sale (or Assignments and Bills of Sale if more than one such Assignment and Bill of Sale is required to effect the Closing) in the form of Exhibit “E” (the “Assignment”) in sufficient counterparts to facilitate recording.

     (e) With respect to state, federal and tribal Leases, Buyer and Sellers shall execute counterpart assignments of operating rights and of record title to such Leases on officially approved forms to satisfy applicable governmental requirements, if applicable.

     (f) Each Seller shall deliver to Buyer a certificate pursuant to Internal Revenue Code Section 1445, in the form of Exhibit “F”, certifying that such Seller is not a foreign person.

     (g) Sellers and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Properties.

     (h) Sellers and Buyer shall execute and deliver change of operator forms, in form and in counterparts sufficient for filing with applicable regulatory authorities to effectuate transfer of operatorship of the Properties to Buyer; provided, however, that if Buyer and Sellers enter into a Transition Services Agreement as provided in Section 7.2(k) below, such change of operator forms shall not be executed and delivered at Closing, but instead shall be executed and delivered prior to expiration or termination of the Transition Services Agreement.

     (i) Buyer shall deliver to Sellers the certificate required pursuant to Section 6.1(a) and Section 6.1(b) in the form attached as Exhibit “G” hereto.

     (j) Sellers shall deliver to Buyer the certificate required pursuant to Section 6.2(a) and Section 6.2(b), in the form of Exhibit “H” attached hereto.

     (k) If requested by Buyer, Buyer and Sellers shall execute and deliver a Transition Services Agreement, in the form of Exhibit “I” attached hereto, pursuant to which, for the consideration and subject to the terms expressed therein, Sellers will continue to operate the Properties on Buyer’s behalf.

     (l) The Parties shall execute and deliver such other documents, agreements and instruments that the Parties agree in writing shall be delivered at Closing.

ARTICLE VIII. OPERATIONS DURING THE INTERIM PERIOD

     Section 8.1 Operations. With respect to operations of the Properties during the period between the execution of this Agreement and the Closing Date (the “Interim Period”), Sellers covenant that Sellers shall, except for emergency action taken in the face of serious risk of life, property, or the environment, (i) obtain Buyer’s prior written approval of all future expenditures and proposed contracts and agreements relating to the Properties that involve individual commitments of more than $25,000, net to Sellers’ interest; and (ii) obtain Buyer’s written approval before making an election under any material agreement. Furthermore, during the Interim Period, Sellers will not, without the prior written consent of Buyer, (a) enter into any agreement or arrangement transferring, selling, or encumbering any of the Properties; (b) grant any preferential or other similar right to purchase any Properties; or (c) enter into any material contract relating to the Properties, including any new production sales contract extending beyond the Closing Date and not terminable on thirty (30) days’ notice or less. Sellers shall notify Buyer of any emergency action taken, and to the extent reasonably practicable, obtain Buyer’s prior approval of such actions.

ARTICLE IX. CERTAIN POST-CLOSING OBLIGATIONS

     Section 9.1 Delivery of Records. Within fourteen (14) days after the later to occur of (i) the Closing Date or (ii) expiration or termination of the Transition Services Agreement, if applicable, Sellers shall deliver the Records to Buyer, at a location designated by Buyer. Buyer shall promptly reimburse Sellers for all reasonable costs of shipping the Records. Sellers shall have the right, upon reasonable advance notice to Buyer, to have reasonable access during Buyer’s normal office hours and the right to copy (at Sellers’ expense) all original Records delivered to Buyer for a period of five (5) years after the Closing Date.

     Section 9.2 Revenues and Expenses.

     (a) Revenues. After Closing, to the extent not accounted for in Buyer’s Credits and Sellers’ Credits and adjustments under Section 2.3 hereof:

               (i) All proceeds, trade credits, accounts receivables, note receivables, income, and other revenues and receivables attributable to the ownership or operation of the Properties prior to the Effective Time shall belong to and be retained or paid to Sellers, including, without limitation, all adjustments, credits or refunds (a) to ad valorem, property, production, excise, severance, and any other taxes (except income or franchise taxes) based upon or measured by the ownership of the Properties or the production of Hydrocarbons or the receipt of proceeds therefrom, or (b) under any contracts or agreements affecting the Properties, to the extent relating to periods prior to the Effective Time; and

               (ii) All proceeds, trade credits, accounts receivables, note receivables, income, and other revenues and receivables attributable to the ownership or operation of the Properties from and after the Effective Time shall belong to and be retained or paid to Buyer, including, without limitation, all adjustments, credits or refunds (a) to ad valorem, property, production, excise, severance, and any other taxes (except income or franchise taxes) based upon or measured by the ownership of the Properties or the production of Hydrocarbons or the receipt of proceeds therefrom, or (b) under any contracts or agreements affecting the Properties, to the extent relating to periods after the Effective Time.

     (b) Expenses. After Closing, to the extent not accounted for in Buyer’s Credits and Sellers’ Credits and adjustments under Section 2.3 hereof:

               (i) All accounts payable, trade payables, taxes payable, notes payable, and other costs, expenses and payables with respect to the Properties which are attributable under GAAP to the period prior to the Effective Time shall be the obligations of and be paid by Sellers; and

               (ii) All accounts payable, trade payables, taxes payable, notes payable, and other costs, expenses and payables with respect to the Properties which are attributable under GAAP to the period from and after the Effective Time shall be the obligation of and be paid by Buyer.

     (c) Post-Closing Obligations. If any funds are received by a Party hereto that belong to another Party, the Party receiving such funds shall immediately pay the funds over to the other Party entitled thereto. If an invoice or other obligation to be discharged is, under the terms of this Agreement, partially the obligation of Sellers and partially the obligation of Buyer, the Party receiving such invoice or request to discharge the obligation shall promptly notify the other Party which shall promptly pay over its share thereof after receipt of such notice. If an invoice or other obligation to be discharged is, under the terms of this Agreement, solely the obligation of Sellers or Buyer, then that Party shall promptly pay or discharge such obligation upon receipt of notice of same.

     Section 9.3 Suspense Funds. At Closing, Sellers shall transfer all proceeds of production, and penalties and interest with respect thereto, payable to third parties but held in suspense by Sellers (“Suspense Funds”) as operator of any of the Properties. Buyer, from and after Closing, shall accept sole responsibility for disbursement of the Suspense Funds so delivered to Buyer, and shall release Sellers from, and shall defend, indemnify and hold Sellers harmless from and against, any and all Claims relating to, arising out of, or connected with, directly or indirectly, such Suspense Funds; provided, however, that Buyer shall have no liability for penalties or interest with respect thereto to the extent attributable to periods prior to the Effective Time.

ARTICLE X. BUYER’S ASSUMPTION OF OBLIGATIONS

     Section 10.1 Buyer’s Assumption of Obligations. Upon and after Closing, Buyer will assume, and will pay and perform all of the obligations, liabilities, and duties arising under the Leases and the Contracts, or otherwise relating to the ownership and operation of the Properties, in each case to the extent attributable to periods from and after the Effective Time (collectively, the “Buyer’s Assumed Obligations”).

ARTICLE XI. INDEMNITIES

     Section 11.1 Definition of Claims. As used in this Agreement, the term “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, and other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs, and expenses (including without limitation costs and expenses of operating the Properties) of any kind or character (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, breach of representation, warranty or agreement, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or otherwise), including, without limitation, penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes, without limitation, any and all Claims arising from, attributable to or incurred in connection with any (i) breach of contract, (ii) loss or damage to property, injury to or death of persons, and other tortious injury, and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity.

     Section 11.2 Buyer’s Indemnity. From and after Closing, Buyer shall indemnify, defend and hold harmless Sellers from and against any and all Claims caused by, resulting from or incidental to:

          (a) Buyer’s Assumed Obligations;

          (b) any inaccuracy of any representation or warranty of Buyer set forth in this Agreement; and

          (c) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Buyer hereunder.

     Section 11.3 Sellers’ Indemnity.

          (a) Sellers’ Indemnity. From and after Closing, Sellers shall jointly and severally indemnify, defend and hold harmless Buyer from and against any and all Claims caused by, resulting from or incidental to:

               (i) Sellers’ ownership or operation of the Properties prior to the Effective Time;

               (ii) Any inaccuracy of any representation or warranty of Sellers set forth in this Agreement;

               (iii) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Sellers hereunder prior to Closing; and

               (iv) Any obligations for brokerage or finder’s fee or commission incurred in connection with the transactions contemplated hereby.

          (b) Limitations on Sellers’ Indemnity Obligation.

               (i) In no event shall Sellers’ liability for indemnity obligations (including Sellers’ obligation to defend and hold harmless) under this Article XI exceed twenty-five percent (25%) of the Base Purchase Price (the “Indemnity Cap”); provided, however, that any claim for indemnification from Sellers with respect to the breach of any of Sellers’ representations and warranties in Sections 3.1(a) or 3.1(b) (“Sellers’ Fundamental Corporate Representations”) shall not be subject to the Indemnity Cap.

               (ii) Any claim for indemnification (including any claim for defense and hold harmless) from Sellers under this Article XI shall be brought within two (2) years after the Closing Date or shall be deemed waived, except as follows: (i) claims for indemnification with respect to the breach of any of Sellers’ Fundamental Corporate Representations may be brought at any time after the Closing Date; and (ii) claims for indemnification with respect to Sellers’ breach of its representations and warranties in Section 3.1(t) (Taxes) and Section 3.1(q) (Royalties) may be brought at any time prior to the expiration of the applicable statute of limitations with respect to such claims, plus ninety (90) days.

     Section 11.4 Covered Claims and Parties. All indemnities of an indemnified party set forth in this Agreement extend to the shareholders, members, officers, directors, employees, partners, and affiliates of such indemnified party. The indemnities set forth in this Agreement do not extend to an indemnified Claim to the extent that such Claim (or portion thereof) is the result of the gross negligence, willful misconduct, or fraud of the indemnified party.

     Section 11.5 Express Negligence Disclosure. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS EMPLOYEES, PARTNERS, AGENTS, CONTRACTORS, SUCCESSORS OR ASSIGNS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING WITHOUT LIMITATION INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY OR THE INDEMNIFIED PARTY’S (OR ITS EMPLOYEES’, PARTNERS’, AGENTS’, REPRESENTATIVES’, CONTRACTORS’, SUCCESSORS’ OR ASSIGNS’) SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, EXCLUDING, HOWEVER, THE INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     Section 11.6 Notices and Defense of Indemnified Claims. Each indemnified Party shall immediately notify in writing each indemnifying Party of any Claim of which it becomes aware and for which it is entitled to indemnification from such indemnifying Party under this Agreement. The indemnifying Party shall be obligated to defend at the indemnifying Party’s sole expense any litigation, arbitration or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. The indemnifying party shall have control over the defense and/or settlement of such Claim. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense. The indemnified party shall assist and cooperate in the prosecution or defense of such Claims.

     Section 11.7 Waiver of Consequential and Punitive Damages. NEITHER BUYER NOR SELLERS SHALL BE ENTITLED TO RECOVER FROM THE OTHER, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY. EACH PARTY WAIVES, AND RELEASES THE OTHER PARTY FROM, ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, THAT ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, PARTNERS, AFFILIATES, OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS ARTICLE XI SHALL NOT BE WAIVED. NOTHING IN THIS SECTION 11.7 SHALL WAIVE OR BE DEEMED TO WAIVE ANY PARTY’S RIGHT TO SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF, OR OTHER EQUITABLE REMEDIES.

     Section 11.8 Exclusive Remedy. After Closing, the terms and provisions of this Article XI shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect to the Claims described in Section 11.2 and Section 11.3, including, without limitation, Claims arising from breaches of the representations and warranties of the Parties set forth in this Agreement, regardless of whether such Claims are based on contract, tort, securities laws, strict liability, or other principles.

ARTICLE XII. TAXES

     Section 12.1 Ad Valorem, Real Property and Personal Property Taxes. All ad valorem taxes, real property taxes, personal property taxes, and other similar taxes and assessments (“Property Taxes”) with respect to the Properties are the obligation of, and shall be borne by, Sellers for periods, including partial periods, before the Effective Time. Property Taxes with respect to the Properties, to the extent attributable to periods, including partial periods, from and after the Effective Time shall be borne by Buyer. The Base Purchase Price will be adjusted at Closing based on a proration of all such Property Taxes for the 2010 tax year as of the Effective Time as contemplated by Section 2.3. If actual Property Taxes with respect to the Properties for the 2010 tax year are greater than the amounts estimated for purposes of adjustment of the Base Purchase Price pursuant to Section 2.3, then Sellers shall pay Buyer the difference between actual taxes for the 2010 tax year and the estimated amount, prorated to the period prior to the Effective Time. If actual Property Taxes with respect to the Properties for the 2010 tax year are less than the amounts estimated for purposes of adjustment of the Base Purchase Price pursuant to Section 2.3, then Buyer shall pay Sellers the difference between actual taxes for the 2010 tax year and the estimated amount, prorated to the period prior to the Effective Time.

     Section 12.2 Tax Reporting. Prior to Closing, Buyer and Sellers shall confer and cooperate in the allocation of the Base Purchase Price among the Properties in accordance with Section 1060 of the Internal Revenue Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Tax Allocation”). Buyer and Sellers shall confer and cooperate on any revisions to the Tax Allocation (the “Revised Allocation”) so as to report any matters related to the Tax Allocation that require updating (including adjustments to the Base Purchase Price) to be consistent with the agreed allocation. Sellers and Buyer shall report the transactions contemplated hereby on all tax returns, including, but not limited to Form 8594, in a manner consistent with the Tax Allocation or, if applicable, the Revised Allocation.

     Section 12.3 Transfer Taxes. In the event any federal, state or local sales, transfer, gross proceeds, use and similar taxes are incident or applicable to the transfer of the Properties to Buyer under this Agreement, or caused by the transfer of the Properties to Buyer, such taxes shall be paid by Buyer.

     Section 12.4 Income and Franchise Taxes. Each Party shall be responsible for its own federal, state, local and foreign income and franchise taxes, if any, which may result from this transaction.

ARTICLE XIII. DISPUTE RESOLUTION

     Section 13.1 Dispute Resolution Procedures. Any dispute concerning this Agreement (other than Claims by a third party in litigation for which a Party to this Agreement is claiming indemnity, but not disputes among the Parties to this Agreement over the interpretation and scope of the indemnity provisions of this Agreement, which are hereby made expressly subject to the dispute resolution procedures set forth herein) (a “Dispute”) shall be resolved under the mediation and binding arbitration procedures set forth herein.

     Section 13.2 Good Faith Efforts. If a Dispute occurs and the senior representatives of the Parties have been unable, in good faith, to settle or agree within a period of fifteen (15) days after such Dispute arose, each Party shall nominate and commit one of its senior officers to meet at a mutually agreed time and place not later than thirty (30) days after the Dispute arose to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute (i) through the relevant Independent Expert pursuant to Section 13.3, or (ii) by arbitration in accordance with the provisions of Section 13.4.

     Section 13.3 Independent Expert. Each Party shall have the right to submit Disputes regarding the matters covered by Section 5.1 or Error! Reference source not found. including the nature or calculation of Title Defects) to an independent expert appointed in accordance with this Section 13.3 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of Sellers and Buyer from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as hereinafter defined). Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 13.4. The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

     Section 13.4 Arbitration.

          (a) If the provisions set forth in Section 13.3 do not pertain to the Dispute, such Dispute will be resolved by binding arbitration in accordance with the terms below. Either Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration will be administered by the American Arbitration Association (the “AAA”) and in accordance with the terms of this Section 13.4 and the Commercial Arbitration Rules of the AAA, including the Optional Rules for Emergency Measures of Protection, as supplemented to the extent necessary by the Federal Arbitration Act (Title 9 of the United States Code) (the “Rules”). If there is any inconsistency between this Section 13.4 and the Commercial Arbitration Rules, or the Federal Arbitration Act, the terms of this Section 13.4 will control the rights and obligations of the Parties. Any arbitration will be conducted by one (1) arbitrator. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations.

          (b) Arbitration may be initiated by any Party (“Claimant”) serving written notice on the other Party with whom such Dispute exists (the “Respondent”) that Claimant elects to refer the Dispute to binding arbitration. Claimant and Respondent shall attempt to agree upon an arbitrator within twenty (20) days after Claimant’s serving of written notice on Respondent, and if the Parties are unable to agree within such time period, then either Party may petition the Chief United States District Judge for the Southern District of Texas to select an arbitrator. Each Party shall pay one-half of the compensation and expenses of the arbitrator. The arbitrator must be a neutral party who has never been an officer, director, attorney, consultant or employee of any of the Parties or any of their affiliates. The arbitrator named by the Parties must have not less than ten (10) years experience as an oil and gas lawyer. The Parties and the arbitrator shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Any arbitration proceeding hereunder will be conducted in Midland, Texas and will be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA. All statutes of limitations and defenses based upon passage of time applicable to any Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending. The arbitrator will be empowered to award sanctions and to take such other actions as they deem necessary, to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law; provided, however, that no award by the arbitrator will assess consequential, punitive, exemplary, or special damages or losses (including, without limitation, loss of profit or business interruption), but may assess costs and expenses in a manner deemed equitable. The arbitrator will make specific written findings of fact and conclusions of law. The decision of the arbitrator will be final and binding on each Party. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction.

ARTICLE XIV. MISCELLANEOUS

     Section 14.1 Survival. All of the representations, warranties, covenants, indemnities, and agreements of or by the Parties to this Agreement will survive the Closing, the execution and delivery of the Assignment and other instruments under this Agreement, and the transfer of the right, title, and interest in and to the Properties to Buyer hereunder; and they shall not be merged into or superseded by the Assignment or other documents delivered at Closing; provided, however, that, except as otherwise expressly provided herein, Sellers’ representations and warranties hereunder shall terminate two (2) years after Closing.

     Section 14.2 Assignment. Buyer may, at any time, assign or convey any of its rights, title and interests obtained by or conferred upon it under this Agreement to any other person or persons and may enter into all agreements, contracts and other documents and do all necessary acts and things to give effect to such assignment or conveyance. Sellers may not assign or transfer any of its rights, title and interests under this Agreement to any other person or poersons without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

     Section 14.3 Parties Bear Own Expenses. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement.

     Section 14.4 Recording Expenses. Buyer shall pay all filing fees and other costs of filing the Assignment and any and all other instruments required to be filed relating to the sale of the Properties.

     Section 14.5 Public Announcements. No Party may make press releases or other public announcements concerning this transaction without the other’s prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.

     Section 14.6 Notices. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

If to Sellers:	1710 N NM HWY 206
Crossroads, NM 88114
Attn: Mr. John R Stearns Jr.
Telephone No. 575.675.2356

If to Buyer:	Doral Energy Corp
415 W. Wall Street, Suite 500
Midland, TX 79701
Attn: E. Will Gray II
Fax No.: (432) 505-9746
Telephone: (432) 789-1180

With a Copy to:	Haynes & Boone, LLP
1 Houston Center
1221 McKinney, Suite 2100
Houston, Texas 77010
Attn: Bernard F. Clark, Jr.
Fax No.: 713.236.5577
Telephone No.: 713.547.2077

Any Party, by written notice to the others, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

     Section 14.7 Interpretation. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply.

          (a) Defined terms in this Agreement are denoted by quotation marks. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

          (b) If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any pro forma Assignment Document or other transaction documents attached to this Agreement as an Exhibit or Schedule and the provisions of any Assignment Documents and other transaction documents actually executed by the Parties, the provisions of the executed Assignment Documents and other executed transaction documents shall take precedence.

          (c) To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

          (d) The Article, Section, Exhibit and Schedules references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

          (e) The plural shall be deemed to include the singular, and vice versa.

          (f) The term “including” means “including, without limitation.”

          (g) The term “Person” (whether or not capitalized) means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.

     Section 14.8 Third-Party Beneficiaries. It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights, benefits, or remedies in anyone who is not a Party or a successor of a Party hereto.

     Section 14.9 Entire Agreement and Amendment. This Agreement constitutes the entire understanding by and among the Parties, replacing and superseding all prior negotiations, letters of intent, discussions, arrangements, agreements, and understandings by and among the Parties regarding the subject transaction and subject matter hereof (whether written or oral), excepting any written agreements that may be executed by the Parties concurrently or after the execution of this Agreement. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by the Parties hereto.

     Section 14.10 Further Assurances. After Closing, the Parties shall execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate, or other instrument delivered pursuant thereto.

     Section 14.11 Successors and Assigns. This Agreement binds and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

     Section 14.12 Severability. If any provision of this Agreement is found by a court of competent jurisdiction or arbitrator to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

     Section 14.13 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

     Section 14.14 Governing Law. This Agreement is governed by and must be construed according to the laws of the State of Texas, excluding any conflicts of law rule or principle that might apply the law of another jurisdiction.

     Section 14.15 Exhibits. The Preamble, Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement for all purposes.

[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLER:

MR. JOHN R STEARNS

By: /s/ John R. Stearns

Name: John R. Stearns

Title: an Individual

SELLER:

MR. JOHN R STEARNS, JR.

By: /s/ John R. Stearns, Jr.

Name: John R. Stearns, Jr.

Title: an Individual

BUYER:

DORAL ENERGY CORPORATION

By: /s/ Everett W. Gray II

Name: Everett W. Gray II

Title: Chairman and CEO

Exhibit “A”

The Leases

EXHIBIT “A”

Description of Properties Contained in Purchase and Sale Agreement betwee
Doral Energy Corp. and J.R. Stearns and J.R. Stearns Jr
Dated June 14, 2010

April __

	DESCRIPTION	Gross Lease Acreage	Doral Interests
			Working WI	Net Revenue NRI
1 2	Amoco Federal Lease: United States Oil and Gas Lease Serial No. NM-13418, insofar as said lease covers the following described land in Chaves County: Township 7 South, Range 31 East, N.M.P.M. Section 23 : E2 SW4 Section 26: N2 SW4, SW4, SW4, SW4,SE4 LIMITED IN DEPTH from the surface to 4,250'	360.00	0.56103700	0.48726600
	Hahn Federal Lease: United States Oil and Gas Lease NM-15677, insofar as said lease cover the following described land in Chaves County: Township 7 South, Range 31 East, N.M.P.M. Section 20: NE4 Section 21: NE4 Section 22: E2 Section 23: SE4 Section 27: S2 Section 31: Lots 1&2, E2 NW4, NE4 ALL RIGHTS, ALL DEPTHS	1,440.00	0.78125000	0.71953100
3	Hahn Federal "A" Lease: United States Oil and Gas Lease Serial No. NM-16637 insofar as sai lease covers the following described land in Chaves County: Township 7 South, Range 31 East N.M.P.M. Section 18: Lots 1&2, E2 NW4 Section 27: N2 Section 28: NE4, N2 SE4, SE4 SE4 ALL RIGHTS, ALL DEPTHS	760.00	0.78125000	0.71953100
4	Miller Federal 1,3,5,6 Lease: United States Oil and Gas Lease Serial No. NM-046153-A insofar as said lease covers the following described land in Chaves County: Township 7 South, Range 31 East, N.M.P.M. Section 34: SE4 SE4, NW4 SE4, SE4 NE4, SE4 NW4, SW4 SW4 LIMITED IN DEPTH from the surface to 4,485'	200.00	1.00000000	0.81458000
5	Miller Federal 7,8,9 Lease: United States Oil and Gas Lease Serial No. NM-046153-A, insofar as said lease covers the following described land in ChavesCounty: Township 7 South, Range 31 East, N.M.P.M. Section 35: NW4 SW4, NE4 SE4, SE4 SE4, NW4 SE4 LIMITED IN DEPTH from the surface to 4,485'	160.00	1.00000000	0.81458000

EXHIBIT "A" - Properties	Page 1 of 3

	DESCRIPTION	Gross Lease Acreage	Doral Interests
			Working WI	Net Revenue NRI
6	Mountain Federal Lease: United States Oil and Gas Lease Serial No. NM-80166, insofar as said lease covers the following described land in Roosevelt County: Township 7 South, Range 32 East, N. M.P.M. Section 30: NE4, E2 NW4 LIMITED IN DEPTH from the surface to the top of the San Andres formation	240.00	1.00000000	0.75000000
7	New Mexico "BA" State Lease: New Mexico Oil and Gas Lease, insofar as said lease covers the following described land in Chaves County: Township 8 South, Range 31 East, N.M.P.M. Section 16: N2 NW4, S2 NE4, NE4 SW4 LIMITED IN DEPTH from the surface to 4,080'	200.00	1.00000000	0.87500000
8	Nuckols "24" Lease: State of New Mexico Oil and Gas Lease, insofar as said lease covers th following described land in Chaves County: Township 7 South, Range 31 East, N.M.P.M. Section 24: All Section 23: N2 NE4 Section 14: S2 SE4 Section 13: SE4 LIMITED IN DEPTH from the surface to the base of the Sn Andres formation	960.00	0.78728800	0.66371200
9	Southard "26"Lease: State of New Mexico Oil and Gas Lease, insofar as said lease covers th following described land in Chaves County: Township 7 South, Range 31 East, N.M.P.M. Section 26: NW4 ALL RIGHTS, ALL DEPTHS	160.00	0.59606000	0.49843000
10	Southard "A" Lease: State of New Mexico Oil and Gas Lease, insofar as said lease covers th following described land in Chaves County: Township 7 South, Range 31 East, N. M. P. M. Section 26: NE4 ALL RIGHTS, ALL DEPTHS	160.00	0.37952000	0.32293000
11	State "32" Lease: State of New Mexico Oil and Gas Lease No. K-3754, insofar as said leas covers the following described land in Chaves County: Township 7 South, Range 31 East, N.M.P.M. Section 32: E2 NE4, NE4 NW4, S2 SW4, NW4 SE4 LIMITED IN DEPTH from the surface to 4,100'	240.00	1.00000000	0.75000000
12	Strange Federal Lease: United States Oil and Gas Lease Serial No. NM-15677-A, insofar as said lease covers the following described land in Chaves County: Township 7 South, Range 31 East, N.M.P.M. Section 25: S2 LIMITED IN DEPTH from the surface to base of San Andres formation	320.00	1.00000000	0.84600000
13	Sunray State Lease: New Mexico Oil and Gas Lease, insofar as said lease covers the followin described land in Chaves County: Township 8 South, Range 31 East, N.M.P.M. Section 16: S2 NW4 LIMITED IN DEPTH from the surface to 3,973'	80.00	1.00000000	0.75000000
14	Tom "36" State Lease: State of New Mexico Oil and Gas Lease No. L-5120, insofar as said leases covers the following described land in Chaves County: Township 7 South, Range 31 East, N.M.P.M. Section 36: NE4 NE4, S2 NE4, NE4 NW4, SE4 LIMITED IN DEPTH from	320.00	1.00000000	0.80000000

EXHIBIT "A" - Properties	Page 2 of 3

	DESCRIPTION	Gross Lease Acreage	Doral Interests
			Working WI	Net Revenue NRI
15	Wattam Federal Lease: United States Oil and Gas Serial No. NM-15016, insofar as said lease covers the following described land in Chaves County: Township 8 South, Range 31 East, N.M.P.M. Section 6: Lots 2&4, SE4 NW4, SE4 NE4 Section 7: Lots 2,3&4, E2, SE4 NW4, E2 SW4 Section 8: S2 NW4, SW4 ALL RIGHTS, ALL DEPTHS	960.00	1.00000000	0.79000000
16	TOTALS	6,560.00

EXHIBIT "A" - Properties	Page 3 of 3

Exhibit “B”

The Wells

EXHIBIT B

List of Wells to be acquired per the Purchase and Sale Agreement between Doral Energy and Mr. J.R. Stearns and Mr. J.R. Stearns Jr. dated June 14, 2010

Lease/ Well	API No.	Status
Amoco Federal
3	30-005-20634	Shut In.
4	30-005-20643	Producing
6	30-005-20680	Producing
7	30-005-20712	Producing
8	30-005-20732	Producing
Hahn Federal
1	30-005-20466	Shut In.
5 SWD	30-005-20532	Scheduling to Plug
6	30-005-20665	Producing
7	30-005-20774	Producing
Hahn Federal
1	30-005-20664	Producing
Miller Federal
1	30-005-20044	Producing
3	30-005-20120	Producing
5	30-005-20122	Scheduling to Plug
6 SWD	30-005-20530
Miller Federal
8	30-005-21030	Shut In.
Mountain
2	30-041-20462	Shut In.
3	30-041-20463	Producing
4	30-041-20489	Shut In.
6	30-041-20507	Scheduling to Plug
New Mexico
1	30-005-20944	Shut In.
3	30-005-21021	Producing
4	30-005-21023	Producing
Nuckols "24"
1	30-005-20736	Producing
2	30-005-20773	Producing
Southard "26"
1	30-005-20569	Producing
2	30-005-20641	Producing
3	30-005-20660	Producing
Southard "A"
1	30-005-20676	Producing
2	30-005-20685	Producing
3	30-005-20797	Producing
State "32"
2	30-005-20674	Producing
3	30-005-20695	Producing
4	30-005-20735	Producing
5	30-005-20789	Producing
Strange Federal
1	30-005-20717	Producing
3	30-005-20719	Shut In.
4	30-005-20720	Shut In.
5	30-005-20752	Shut In.
Sunray State
2	30-005-21036	Producing
Tom "36" State
1 SWD	30-005-20686
4	30-005-21015	Producing
5	30-005-21105	Shut In.
Wattam Federal
1	30-005-20810	Producing
2	30-005-20811	Producing
3	30-005-20812	Producing
4	30-005-20813	TA'd
6 SWD	30-005-20814
7	30-005-20815	Producing

Exhibit “C

The Equipment

Exhibit “D”

Contracts

Exhibit “E”

Form of Assignment

ASSIGNMENT AND BILL OF SALE

STATE OF NEW MEXICO	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF [insert county]	§

     THAT this Assignment and Bill of Sale, dated this ___ day of ______________, 2010, but effective for all purposes as of ____________1, 2010, at 7:00 A.M. local time where the Properties, as defined herein, are located (the “Effective Time”) is by and between Mr. John R Stearns, an Individual, whose address is ______________________(“Stearns”), and Mr. John R. Stearns, Jr., an Individual, whose address is______________________(“Stearns Jr.”) (Stearns and Stearns Jr. collectively being the “Assignors” and any one of the Assignors being an “Assignor”), and Doral Energy Corp., a Nevada Corporation, whose address is _______________________, Midland, Texas 79701 (“Assignee”).

     FOR AND IN CONSIDERATION of the sum of One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Assignor does hereby sell, assign, transfer, convey and deliver unto Assignee all of Assignor’s right, title and interest in and to the following property (collectively, the “Properties”):

     (a) Assignor’s right, title and interest in and to oil and gas leases, fee minerals, royalty, overriding royalty and other oil and properties covering lands located in [insert county] County, New Mexico, including, without limitation, the oil and gas leases described on Exhibit “A” (the “Leases”), including all rights and interests in any unit or pooled area in which the Leases are included, including, to the extent that these rights and interests arise from and are associated with the Leases, including all rights derived from any unitization, pooling, operating, communitization or other agreement;

     (b) The oil and gas wells located on the Leases or lands pooled therewith, including, without limitation, the wells identified on Exhibit “B” attached hereto (collectively, the “Wells”);

     (c) All crude oil, natural gas, casinghead gas, condensate, sulfur, natural gas liquids, products, and other liquid or gaseous hydrocarbons, and other minerals of every kind and character which may be produced from or allocable to the Properties (collectively, “Hydrocarbons”) with respect to all periods on or after the Effective Time, together with all proceeds from or of such Hydrocarbons, and the Inventory Hydrocarbons, as defined below;

     (d) All equipment, fixtures, facilities, improvements and other property used, or held for use, in exploring, developing, operating, producing maintaining or repairing the Leases or lands pooled therewith, , including, without limitation, all equipment, tank batteries, pump jacks, gathering systems, pipelines, processing systems, plants, compressors, meters, injection wells, disposal wells, pipe, inventory, machinery, spare parts, and tools, including, without limitation, the equipment described in Exhibit “C” attached hereto (collectively, the “Equipment”);

     (e) All easements, rights-of-way, surface leases, licenses, permits, servitudes, approvals, consents, certificates and other similar interests applicable to or used in operating the Wells, the Leases, or the Equipment (the “Permits”);

     (f) All valid and existing agreements, contracts and contractual rights and interests of any kind and nature relating to the Wells, the Leases or lands pooled therewith, or any other right or property described in Sections Section 1.2(a) through Section 1.2(d) above, including all unit agreements, farmout agreements, farmin agreements, operating agreements, and Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, and processing agreements, including, without limitation, the leases and other contracts and agreements described in Exhibit “D” (the “Contracts”); and

     (g) Assignor’s files and records relating to the Properties described in Sections Section 1.2(a) through Section 1.2(f) above, including, without limitation (i) lease, division order, contract, and land files, abstracts and title opinions; (ii) operations, maintenance, production, environmental and engineering records; (iii) logs, facility and well records; and (iv) accounting files, well payout files, and lease operating statements (collectively, the “Records”); provided, however, that the Records shall not include the general corporate files and records of Assignor, any files and records which are subject to confidentiality obligations owed to third parties (provided that Assignor will, at Buyer’s request, at no cost or expense to Assignor, request waivers of such confidentiality restrictions), or files and records, other than title opinions, that are subject to attorney-client privilege.

     TO HAVE AND TO HOLD the Properties unto Assignee and its successors and assigns forever, subject to the matters in this Assignment.

     Assignors jointly and severally bind themselves and their respective successors and assigns to warrant and forever defend, all and singular, title to the Properties unto Assignee, its successors and assigns, from and against all persons claiming or to claim the Properties or any part thereof by, through or under Assignors, but not otherwise.

     This Assignment is made by Assignors and accepted by Assignee subject to the terms and conditions of that certain Purchase and Sale Agreement, dated ____________, 2010, by and between Assignors and Assignee (the “Agreement”).

     EXCEPT FOR THE SPECIAL WARRANTY OF TITLE EXPRESSLY PROVIDED ABOVE, THIS ASSIGNMENT IS MADE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY.

2

     Notwithstanding the above limitation of warranties, this Assignment is made with full rights of substitution and subrogation of Assignee in and to all rights and actions of warranty against previous owners, assignors and grantors.

     Assignors and Assignee agree to execute and deliver all such other and additional assignments or other documents and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Assignee the Properties assigned or intended to be assigned herein or to give effect to the reservations herein.

     This Assignment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     EXECUTED as of the ____ day of _______________, 2010, but effective for all purposes as of the Effective Time.

ASSIGNOR:

MR. JOHN R. STEARNS

By: ____________________________

Name: __________________________

Title: an Individual

ASSIGNOR:

MR. JOHN R. STEARNS, JR.

By: _____________________________

Name: ___________________________

Title: an Individual

ASSIGNEE:

DORAL ENERGY CORP.

3

By: __________________________

Name: ________________________

Title: _________________________

4

STATE OF TEXAS

COUNTY OF ____________

     This instrument was acknowledged before me this ___ day of _____________, 2010, by _____________________.

________________________________
Notary Public in and for the State of ____

(Stamp)

STATE OF TEXAS

COUNTY OF ____________________

     This instrument was acknowledged before me this ___ day of ______________, 2010, by _______________________, as ___________________of Doral Energy Corp., a Nevada Corporation, on behalf of the company.

________________________________
Notary Public in and for the State of_____

 (Stamp)

5

Exhibit “F”

1445 Certificate

     Section 1445 of the Internal Revenue Code (the “Code”) provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform Doral Energ Corp. (the “Transferee) that withholding of tax is not required upon the disposition of a U.S. real property interest by [insert name of Seller] (the “Transferor”), the undersigned hereby certifies that:

1. Transferor is not a foreign person within the meaning of Section 1445 of the Code;

2. Transferor’s social security number is: __________________; and

4. Transferor’s home address is _____________________________________________________________________________________.

     Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury, I declare that I have examined this Certification and, to the best of my knowledge and belief, it is true, correct, and complete.

Date: _______________, 2010

By (sig): ________________________

Name: __________________________
(please print)

Exhibit “G”

Buyer’s Closing Certificate

     Pursuant to Sections 6.1(a) and 6.1(b) of the Purchase and Sale Agreement (“Agreement”), dated ____________, 2010, by and between Mr. John R. Stearns and Mr. John R. Stearns, Jr. (the “Sellers”) and Doral Energy Corp (the “Buyer”), Buyer hereby certifies to Sellers as follows:

     1. All representations and warranties of Buyer contained in the Agreement are true and correct in all material respects as of the date hereof;

     2. Buyer has complied in all material respects with all obligations and conditions contained in the Agreement to be performed or complied with by Buyer on or prior to the Closing.

     This Certificate is executed this _____day of ______________, 2010.

Doral Energy Corp.

By: _________________________

Name: _______________________

Title: ________________________

Exhibit “H”

Sellers’ Closing Certificate

     Pursuant to Sections 6.2(a) and 6.2(b) of the Purchase and Sale Agreement (“Agreement”), dated ____________, 2010, by and between Mr. John R. Stearns and Mr. John R. Stearns, Jr. (the “Sellers”) and Doral Energy Corp (the “Buyer”), Sellers hereby certifies to Buyer as follows:

     1. All representations and warranties of Sellers contained in the Agreement are true and correct in all material respects as of the date hereof;

     2. Sellers have complied in all material respects with all obligations and conditions contained in the Agreement to be performed or complied with by Sellesr on or prior to the Closing.

This Certificate is executed this _____day of ______________, 2010.

Mr. John R. Stearns

By: ___________________________

Name: _________________________

Title: an Individual

Mr. John R. Stearns, Jr.

By: ___________________________

Name: _________________________

Title: an Individual

Exhibit “I”

Transition Services Agreement

Schedule 2.5

Allocated Values

Schedule 3.1(j)

Contractual Defaults

Schedule 3.1(l)

Commitments

Schedule 3.1(m)

Imbalances

Schedule 3.1(n)

Preferential Rights and Consents